Grace News
Media Relations Caitlin Leopold +1 410.531.8870 caitlin.leopold@grace.com	Investor Relations Jason Hershiser +1 410.531.8835 jason.hershiser@grace.com

Grace Reports Fourth Quarter and Full-Year 2020 Results; Delivers Strong Finish to the Year and Provides 2021 Outlook

Fourth Quarter 2020 Highlights
•Net sales of $470.2 million were up 12.1% sequentially versus the third quarter and down 6.8% versus the prior year
•Delivered strong sequential improvement in gross margin (+120 bps) and Adjusted Gross Margin (+130 bps); both sales and gross margin are nearing pre-pandemic levels
•Diluted EPS of $(0.66), down $0.24 versus the prior year; Adjusted EPS of $0.88 was down 32.8% versus the prior year but increased 57.1% sequentially from the third quarter
•Adjusted EBIT of $96.2 million increased 38.2% sequentially versus the third quarter but was down 27.6% compared to the prior year
Full-Year 2020 Highlights
•2020 results reflect the economic impacts of the COVID-19 pandemic; 4Q20 was our strongest quarter of the year; our business fundamentals remain intact and we exited 2020 with positive momentum
•Net sales of $1.73 billion were down 11.7% versus the prior year; lower sales volumes were partially offset by improved pricing across all businesses
•Diluted EPS of $(0.03) compared to $1.89 a year ago, and Adjusted EPS of $2.64 compared to $4.38 a year ago
•Strong operating cash flow of $349.6 million and Adjusted Free Cash Flow of $236.9 million reflecting strong execution of cash and cost management actions in response to the pandemic
Full-Year 2021 Outlook
•Sales growth of 7% to 11%, reflecting a strong recovery in our end markets, especially in the second half of the year
•Adjusted EBIT of $400 to $430 million, up 28% to 38%
•Adjusted EPS of $3.63 to $3.93, up 38% to 49%
•Adjusted Free Cash Flow of $240 to $260 million
•Increased cash dividend per share 10% to $1.32 per share

(See Analysis of Operations and Notes for information on Non-GAAP financial measures; all results based on year-over-year comparison unless otherwise noted. We are unable to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS.)

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COLUMBIA, Md., - February 9, 2021 - W. R. Grace & Co. (NYSE: GRA) today announced financial results for the fourth quarter and full-year 2020, summarized in the table below, and provided its 2021 financial outlook.
“Our team delivered a very strong finish to the year,” said Hudson La Force, Grace’s President and Chief Executive Officer. “Our fourth quarter sales, earnings, and cash flow were all at the high end of our expectations. We delivered these results by taking decisive actions early in 2020 and executing well throughout the year.”
“I’d like to thank Grace’s 4,000 employees around the world for their continued focus on health, safety, and meeting our customer commitments during the pandemic. I’m proud of how they managed in 2020, delivering impressive results in a once-in-a-century year.”
“Looking ahead to this year, our growth and profitability opportunities are strong. We exited 2020 with sales, gross margins, and cash flow nearing pre-pandemic levels, and we are planning for a strong recovery in 2021, especially in the second half of the year. We are encouraged by the vaccine rollout, though we are closely watching the level of COVID-19 cases and related economic indicators. We are well positioned to continue to capture growth as the recovery progresses.”
Fourth Quarter and Full-Year Consolidated Performance

Summary Financial Results - Total Grace
(In $ millions, except per share amounts)	4Q20	4Q19	Change	FY20	FY19	Change
Net sales	470.2	504.5	(6.8)%	1,729.8	1,958.1	(11.7)%
Net sales, constant currency[1]			(8.0)%			(11.7)%
Net income (loss)	(43.5)	(28.3)	(53.7)%	(1.8)	126.3	(101.4)%
Net income margin	(9.3)%	(5.6)%	(3.7) pts	(0.1)%	6.5%	(6.6) pts

Adjusted EBIT[1]	96.2	132.9	(27.6)%	312.2	473.1	(34.0)%
Adjusted EBIT margin[1]	20.5%	26.3%	(5.8) pts	18.0%	24.2%	(6.2) pts

Diluted EPS	($0.66)	($0.42)	(57.1)%	($0.03)	$1.89	(101.6)%
Adjusted EPS[1]	$0.88	$1.31	(32.8)%	$2.64	$4.38	(39.7)%
Dividends per share	$0.30	$0.27	11.1%	$1.20	$1.08	11.1%

				FY20	FY19	Change
Net cash provided by operating activities				349.6	392.1	(10.8)%
Adjusted Free Cash Flow[1]				236.9	247.2	(4.2)%

				TTM 2020	TTM 2019	Change
Return on equity				(0.8)%	31.4%	(32.2) pts
Adjusted EBIT ROIC[1]				13.9%	20.2%	(6.3) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.
Fourth Quarter 2020
•Fourth quarter sales of $470.2 million were down 6.8%, or down 8.0% on constant currency, versus the prior year. Higher sales in Materials Technologies (+6.0%), which were driven primarily by growth in pharma/consumer and coatings end-markets, were more than offset by lower sales in Catalysts Technologies (-10.6%). Sequentially, sales were up 12.1% led by higher refining catalysts sales volumes and continued strength in pharma/consumer end-markets.

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Catalysts Technologies (+14.1%) and Materials Technologies (+6.9%) were both up sequentially, and we are encouraged by the improving demand trends and positive momentum as we begin 2021.
•Net loss of $43.5 million and Diluted EPS of ($0.66) includes a pre-tax non-cash pension mark-to-market adjustment of $94.6 million, or $1.09 per share. The adjustment is a result of lower discount rates, partially offset by better than expected return on assets.
•Adjusted EBIT of $96.2 million decreased 27.6% and Adjusted EPS of $0.88 decreased 32.8% versus the prior year, including hurricane-related costs of approximately $8 million, or $0.09 per share. The year-ago period also included $8 million, or $0.09 per share, in business interruption insurance recoveries. Sequentially, Adjusted EBIT was up 38.2% and Adjusted EPS was up 57.1%.
•Sequentially, gross margin of 38.5% was up 120 bps and Adjusted Gross Margin of 39.5% was up 130 bps versus the third quarter. The improvement in Adjusted Gross Margin was driven by higher sales and increased production volumes.
Full-Year 2020
•Full-year sales of $1.73 billion were down 11.7%, reflecting the economic impacts of the COVID-19 pandemic, partially offset by improved pricing (+0.3%) across all businesses. Catalysts Technologies sales were down 15.1% for the year, as Refining Technologies (-17.9%) and Specialty Catalysts (-11.9%) were both significantly impacted by the pandemic. Materials Technologies (-0.7%) sales were down slightly for the year, with growth in pharma/consumer end-markets offset by weakness in chemical process end-markets.
•Net loss of $1.8 million was down $128.1 million, and Diluted EPS of ($0.03) was down $1.92.
•Adjusted EBIT of $312.2 million declined 34.0% and Adjusted EPS of $2.64 decreased 39.7%, including hurricane-related costs of approximately $19 million, or $0.21 per share.
•Net cash from operations was $349.6 million and Adjusted Free Cash Flow was $236.9 million, reflecting strong execution of cash and cost management actions in response to the pandemic. During the year, we continued to proactively mitigate the impact of the pandemic by focusing on strong cash generation through improving working capital, lowering capital spending, and reducing operating costs.
Delivering on Our Strategic Initiatives
“Over the last five years, we have been actively repositioning our portfolio for faster growth,” continued La Force. “We pruned businesses, reduced SG&A and corporate costs, added strategic acquisitions, increased our capacity in high growth businesses, and significantly upgraded our global R&D, marketing and commercial capabilities.”
“Despite the recession in 2020, we maintained a steadfast focus on building a stronger Grace. In implementing our cash and cost reduction actions, we were careful to protect our growth investments, maintain our focus on technology leadership, and continue our commercial excellence and operating excellence initiatives. And, we further integrated sustainability into our strategy.”
“As we continue to execute our growth plan, we are also undertaking a review of potential strategic alternatives to maximize value for shareholders. The process remains active and we will continue to share updates as appropriate.”

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Grace's strategic framework for profitable growth includes four elements:
•Invest to accelerate growth and extend our competitive advantages
•Invest in great people to strengthen our high-performance culture
•Execute the Grace Value Model to drive operating excellence
•Acquire to build our technology and manufacturing capabilities for our customers
Fourth Quarter and Full-Year Segment Performance
Catalysts Technologies
Catalysts Technologies produces and sells catalysts and related products and technologies used in petrochemical, refining, and other chemical manufacturing applications.

Summary Financial Results - Catalysts Technologies
(In $ millions)	4Q20	4Q19	Change	FY20	FY19	Change
Net sales	348.7	389.9	(10.6)%	1,271.4	1,496.7	(15.1)%
Net sales, constant currency[1]			(11.7)%			(15.2)%
Gross margin	40.0%	43.0%	(3.0) pts	39.2%	42.8%	(3.6) pts

Operating income	88.8	133.8	(33.6)%	309.6	466.4	(33.6)%
Operating margin	25.5%	34.3%	(8.8) pts	24.4%	31.2%	(6.8) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.
Fourth Quarter 2020
•Fourth quarter sales of $348.7 million were down 10.6%, or down 11.7% on constant currency, versus the prior year. Sales declined primarily due to lower sales volumes (-10.8%) and lower average price in the quarter (-0.9%). Certain Refining Technologies customers have temporarily switched to a lower performance catalyst as a result of the pandemic. Sequentially, Catalysts Technologies sales were up 14.1% versus the third quarter.
–Specialty Catalysts sales were down 10.5% year over year, primarily due to order timing in the prior year. Sequentially, Specialty Catalysts sales were up 5.1% versus the third quarter.
–Refining Technologies sales were down 10.7% versus the prior year. Sequentially, Refining Technologies sales were up 23.5% versus the third quarter. Global demand for transportation fuels and refinery operating rates have shown steady improvement over the last two quarters but remain below pre-pandemic levels. For the trailing twelve months, average FCC catalysts pricing improved approximately 20 bps.
•Gross margin of 40.0% decreased 300 bps versus the prior year, primarily due to lower sales and production volumes, partially offset by lower raw materials and energy costs (+110 bps) and cost mitigation actions. Sequentially, gross margin improved 80 bps reflecting higher sales and increased production volumes.
•Operating income of $88.8 million was down $45.0 million, or 33.6%, primarily due to lower gross profit, hurricane-related costs of approximately $8 million, and $6.3 million lower income from our ART joint venture, partially offset by lower operating expense. The year-ago period also included $8 million in business interruption insurance recoveries.

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Full-Year 2020
•Full-year sales of $1.27 billion were down 15.1%, or down 15.2% on constant currency. Lower sales volumes (-15.5%) were partially offset by improved pricing (+0.3%).
–Specialty Catalysts sales were down 11.9%, primarily due to customer catalyst inventory draw downs resulting from the pandemic and order timing.
–Refining Technologies sales were down 17.9%, reflecting significant impact from the pandemic on global demand for transportation fuels and refinery operating rates.
•Gross margin of 39.2% decreased 360 bps, primarily due to lower sales and production volumes and inventory reductions, partially offset by lower raw materials and energy costs (+110 bps) and cost mitigation actions.
•Operating income of $309.6 million was down $156.8 million, or 33.6% versus the prior year, primarily due to lower gross profit, hurricane-related costs of approximately $19 million, and $14.3 million lower income from our ART joint venture, partially offset by lower operating expenses.
Materials Technologies
Materials Technologies produces and sells specialty materials, which are either silica based or complex organic molecules, that can be used in pharma/consumer, coatings, and chemical process applications.

Summary Financial Results - Materials Technologies
(In $ millions)	4Q20	4Q19	Change	FY20	FY19	Change
Net sales	121.5	114.6	6.0%	458.4	461.4	(0.7)%
Net sales, constant currency[1]			4.5%			(0.3)%
Gross margin	38.2%	35.1%	3.1 pts	33.6%	36.5%	(2.9) pts

Operating income	29.1	23.6	23.3%	85.0	97.8	(13.1)%
Operating margin	24.0%	20.6%	3.4 pts	18.5%	21.2%	(2.7) pts
[1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.
Fourth Quarter 2020
•Fourth quarter sales of $121.5 million were up 6.0%, or up 4.5% on constant currency, versus the prior year. Continued strength in pharma/consumer end-markets (+21.2%) and stronger demand in coatings (+10.8%) were partially offset by lower demand in chemical process end-markets (-12.2%). Sequentially, Materials Technologies sales were up 6.9% reflecting continued strength in pharma/consumer end-markets.
•Gross margin of 38.2% increased 310 bps versus the prior year primarily due to higher sales and increased production volumes, favorable mix, lower raw materials and energy costs (+40 bps), and cost mitigation actions. Sequentially, gross margin improved 250 bps as a result of higher sales and increased production volumes, partially offset by unfavorable mix.
•Operating income of $29.1 million was up $5.5 million, or 23.3% versus the prior year.
Full-Year 2020
•Full-year sales of $458.4 million were down 0.7%, or down 0.3% on constant currency. Lower sales volumes (-0.6%) were partially offset by improved pricing (+0.3%). Strength in pharma/consumer end-markets (+12.4%) was offset by weakness across chemical process end-markets

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(-9.9%). Coatings markets were down slightly (-1.6%) for the year, with demand rebounding in the second half of the year after pandemic-related weakness in the first half.
•Gross margin of 33.6% decreased 290 bps, primarily due to lower production volumes and inventory reductions, partially offset by favorable mix, lower raw materials and energy costs (+90 bps), and cost mitigation actions.
•Operating income of $85.0 million was down $12.8 million, or 13.1%.
Capital Allocation
•Capital investments: For 2020, we invested $155.5 million to support growth, operating excellence, and other priorities. For 2021, we expect to invest $150-$160 million in capital expenditures.
•M&A: Strategic bolt-on acquisitions remain important to our long-term growth strategy. We will remain disciplined as we seek to continue to diversify our portfolio towards markets with compelling growth, profitability, and cash flow characteristics.
•Dividend: For 2020, we paid $80.1 million in cash dividends to shareholders, or an increase of 11% per share versus the prior year. For 2021, we increased our annual cash dividend 10%, from $1.20 per share to $1.32 per share. 2021 marks the fifth consecutive year of increases since initiating the dividend in 2016.
•Share repurchase program: For 2020, we repurchased approximately 674,000 shares of Grace common stock for $40.4 million before temporarily suspending share repurchases on April 3. We expect to resume our share repurchase program in 2021 while continuing to prioritize reinvestment and reducing temporarily higher net leverage.
Full-Year 2021 Outlook
We are reinstating our annual outlook, with a wider range to account for the continued uncertainties related to the pandemic. As of February 9, 2021, our 2021 financial outlook is as follows:

Full-Year 2021 Outlook
(In $ millions, except per share amounts)	2021 Outlook	YoY
Sales growth		7% - 11%
Adjusted EBIT[1]	$400 - $430	28% - 38%
Adjusted EPS[1]	$3.63 - $3.93	38% - 49%
Adjusted Free Cash Flow[1]	$240 - $260	1% - 10%
Note: We are unable to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS. [1] See Analysis of Operations and Notes for information on Non-GAAP financial measures.
Our 2021 outlook assumes continued strength in Specialty Catalysts and Materials Technologies and a steady recovery in the demand for transportation fuels as the year progresses, with refining demand approaching pre-pandemic levels by the end of the year. Our outlook does not assume a double dip recession or a resurgence in the pandemic.
For the first quarter of 2021 we are planning for sales to be up 6-8% versus the prior year with adjusted EPS of $0.77-$0.80.

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Investor Call
We will host an investor conference call and webcast to discuss these results today at 9:00 a.m. ET. The conference call audio and accompanying presentation slides will be available to interested parties via a simultaneous webcast and may be accessed from our website at http://investor.grace.com. Participants should access the webcast prior to the start of the call to register for the event and install and test any necessary software. The webcast will be archived on the company's website for one year.
Those without access to the internet can participate by dialing +1 844.583.4545 (U.S.) or +1 825.312.2263 (International). The participant passcode is 2378256. Investors are advised to dial into the call at least 10 minutes early in order to register.
An audio replay will be available for one week after 1:00 p.m. ET on February 9. The replay will be accessible by dialing +1 800.585.8367 (U.S.) or +1 416.621.4642 (International) and entering the participant passcode 2378256.
***
About Grace
Built on talent, technology, and trust, Grace is a leading global specialty chemical company. The company’s two industry-leading business segments—Catalysts Technologies and Materials Technologies—provide innovative products, technologies, and services that enhance the products and processes of our customers around the world. With approximately 4,000 employees, Grace operates and/or sells to customers in over 60 countries. More information about Grace is available at grace.com.
Forward-Looking Statements
This announcement contains forward-looking statements, that is, information related to future, not past, events. Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions. Forward-looking statements include, without limitation, statements regarding future: financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace’s business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives; succession planning; and markets for securities. For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause other forward-looking statements to prove incorrect. Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation: risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy and transportation; the effectiveness of Grace’s research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace’s pension obligations; legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace; its legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers’ industries, including the petroleum refining, petrochemicals, and plastics industries, and shifting consumer preferences; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; and those additional factors set forth in Grace’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the Securities and Exchange Commission and are readily available on the internet at www.sec.gov. Grace’s reported results should not be considered as an indication of its future performance. Readers are cautioned not to place undue reliance on Grace’s projections and other forward-looking statements, which speak only as of the dates those projections and statements are made. Grace undertakes no obligation to release publicly any revisions to the projections and forward-looking statements contained in this announcement or the released results, or to update them to reflect events or circumstances occurring after the date of this announcement.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Operations (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share amounts)	2020	2019	2020	2019
Net sales	$470.2	$504.5	$1,729.8	$1,958.1
Cost of goods sold	289.0	299.8	1,113.3	1,164.4
Gross profit	181.2	204.7	616.5	793.7
Selling, general and administrative expenses	71.8	75.3	282.9	299.0
Research and development expenses	16.6	16.3	65.9	64.5
Costs related to legacy matters	3.3	51.4	39.4	103.5
Equity in earnings of unconsolidated affiliate	(7.6)	(13.9)	(13.5)	(27.8)
Restructuring and repositioning expenses	7.9	1.6	36.9	13.7
Loss on early extinguishment of debt	—	—	39.4	—
Interest expense and related financing costs	18.7	18.5	76.0	76.7
Other (income) expense, net	101.1	83.8	89.0	80.6
Total costs and expenses	211.8	233.0	616.0	610.2
Income (loss) before income taxes	(30.6)	(28.3)	0.5	183.5
(Provision for) benefit from income taxes	(10.3)	0.2	(2.2)	(56.8)
Net income (loss)	(40.9)	(28.1)	(1.7)	126.7
Less: Net (income) loss attributable to noncontrolling interests	(2.6)	(0.2)	(0.1)	(0.4)
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(43.5)	$(28.3)	$(1.8)	$126.3
Earnings Per Share Attributable to W. R. Grace & Co. Shareholders
Basic earnings per share:
Net income (loss)	$(0.66)	$(0.42)	$(0.03)	$1.89
Weighted average number of basic shares	66.2	66.7	66.3	66.8
Diluted earnings per share:
Net income (loss)	$(0.66)	$(0.42)	$(0.03)	$1.89
Weighted average number of diluted shares	66.2	66.7	66.3	66.9
Dividends per common share	$0.30	$0.27	$1.20	$1.08

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Statements of Cash Flows (unaudited)

	Year Ended December 31,
(In millions)	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$(1.7)	$126.7
Reconciliation to net cash provided by (used for) operating activities:
Depreciation and amortization	105.0	100.3
Equity in earnings of unconsolidated affiliate	(13.5)	(27.8)
Dividends received from unconsolidated affiliate	20.0	—
Costs related to legacy matters	39.4	103.5
Cash paid for legacy matters	(21.0)	(19.3)
Provision for income taxes	2.2	56.8
Cash paid for income taxes	(56.0)	(52.8)
Income tax refunds received	9.6	10.5
Defined benefit pension expense	109.0	104.3
Cash paid under defined benefit pension arrangements	(17.2)	(15.8)
Stock compensation expense	10.7	14.6
Loss on early extinguishment of debt	39.4	—
Loss on disposal of assets	23.2	4.2
Changes in assets and liabilities, excluding effect of currency translation and acquisitions:
Trade accounts receivable	59.7	(18.7)
Inventories	62.0	(30.1)
Accounts payable	(9.3)	28.0
Deferred revenue	(7.4)	(5.3)
All other items, net	(4.5)	13.0
Net cash provided by (used for) operating activities	349.6	392.1
INVESTING ACTIVITIES
Capital expenditures	(155.5)	(194.1)
Business acquired, net of cash acquired	(2.0)	(22.8)
Other investing activities	(18.3)	6.8
Net cash provided by (used for) investing activities	(175.8)	(210.1)
FINANCING ACTIVITIES
Borrowings under credit arrangements	15.9	13.0
Repayments under credit arrangements	(49.9)	(24.2)
Proceeds from issuance of bonds	750.0	—
Repayments of bonds	(700.0)	—
Cash paid related to early extinguishment of debt	(37.9)	—
Cash paid for debt financing costs	(7.9)	—
Cash paid for repurchases of common stock	(40.4)	(29.8)
Proceeds from exercise of stock options	—	19.1
Dividends paid to shareholders	(80.1)	(72.6)
Other financing activities	(7.6)	(4.9)
Net cash provided by (used for) financing activities	(157.9)	(99.4)
Effect of currency exchange rate changes on cash and cash equivalents	7.4	(0.7)
Net increase (decrease) in cash and cash equivalents	23.3	81.9
Cash, cash equivalents, and restricted cash beginning of period	282.9	201.0
Cash, cash equivalents, and restricted cash, end of period	$306.2	$282.9

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Consolidated Balance Sheets (unaudited)

	December 31,
(In millions, except par value and shares)	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$304.5	$282.5
Restricted cash and cash equivalents	1.7	0.4
Trade accounts receivable, less allowance of $2.2 (2019—$13.3)	264.1	307.0
Inventories	253.8	309.9
Other current assets	51.2	235.1
Total Current Assets	875.3	1,134.9
Properties and equipment, net of accumulated depreciation and amortization of $1,550.1 (2019—$1,497.0)	1,208.8	1,143.8
Goodwill	562.7	556.9
Technology and other intangible assets, net	320.8	342.8
Deferred income taxes	567.1	517.6
Investment in unconsolidated affiliate	175.5	181.9
Other assets	55.3	54.7
Total Assets	$3,765.5	$3,932.6
LIABILITIES AND EQUITY
Current Liabilities
Debt payable within one year	$15.3	$23.1
Accounts payable	262.1	302.3
Other current liabilities	281.9	419.7
Total Current Liabilities	559.3	745.1
Debt payable after one year	1,975.1	1,957.3
Unfunded defined benefit pension plans	522.3	434.6
Underfunded defined benefit pension plans	126.7	85.2
Other liabilities	347.6	308.2
Total Liabilities	3,531.0	3,530.4
Equity
Common stock issued, par value $0.01; 300,000,000 shares authorized; outstanding: 66,190,410 (2019—66,735,913)	0.7	0.7
Paid-in capital	473.2	477.9
Retained earnings	648.8	730.5
Treasury stock, at cost: shares: 11,266,223 (2019—10,720,720)	(920.6)	(892.2)
Accumulated other comprehensive income (loss)	29.3	78.8
Total W. R. Grace & Co. Shareholders’ Equity	231.4	395.7
Noncontrolling interests	3.1	6.5
Total Equity	234.5	402.2
Total Liabilities and Equity	$3,765.5	$3,932.6
The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,			Year Ended December 31,
(In millions, except per share amounts)	2020	2019	% Change	2020	2019	% Change
Net sales:
Catalysts Technologies	$348.7	$389.9	(10.6)%	$1,271.4	$1,496.7	(15.1)%
Materials Technologies	121.5	114.6	6.0%	458.4	461.4	(0.7)%
Total Grace net sales	$470.2	$504.5	(6.8)%	$1,729.8	$1,958.1	(11.7)%
Net sales by region:
North America	$136.7	$159.9	(14.5)%	$508.4	$597.8	(15.0)%
Europe Middle East Africa	202.3	187.3	8.0%	721.0	791.6	(8.9)%
Asia Pacific	102.8	130.0	(20.9)%	413.5	475.4	(13.0)%
Latin America	28.4	27.3	4.0%	86.9	93.3	(6.9)%
Total net sales by region	$470.2	$504.5	(6.8)%	$1,729.8	$1,958.1	(11.7)%
Performance measures:
Adjusted EBIT(A)(B):
Catalysts Technologies segment operating income	$88.8	$133.8	(33.6)%	$309.6	$466.4	(33.6)%
Materials Technologies segment operating income	29.1	23.6	23.3%	85.0	97.8	(13.1)%
Corporate costs	(17.5)	(20.0)	12.5%	(68.0)	(72.7)	6.5%
Certain pension costs(C)	(4.2)	(4.5)	6.7%	(14.4)	(18.4)	21.7%
Adjusted EBIT	96.2	132.9	(27.6)%	312.2	473.1	(34.0)%
Pension MTM adjustment and other related costs, net	(94.6)	(85.9)		(94.6)	(85.9)
Loss on early extinguishment of debt	—	—		(39.4)	—
Costs related to legacy matters	(3.3)	(51.4)		(39.4)	(103.5)
Restructuring and repositioning expenses	(10.4)	(1.6)		(36.9)	(13.7)
Inventory write-offs and disposal costs	(0.9)	—		(20.7)	(3.6)
Third-party acquisition-related costs	(1.4)	(0.9)		(5.2)	(3.6)
Taxes and interest included in equity in earnings of unconsolidated affiliate	(0.1)	1.4		(0.7)	0.1
Benefit plan adjustment	—	(5.0)		—	(5.0)
Interest expense, net	(18.7)	(18.0)	(3.9)%	(74.9)	(74.8)	(0.1)%
(Provision for) benefit from income taxes	(10.3)	0.2	NM	(2.2)	(56.8)	96.1%
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(43.5)	$(28.3)	(53.7)%	$(1.8)	$126.3	(101.4)%
Diluted EPS	$(0.66)	$(0.42)	(57.1)%	$(0.03)	$1.89	(101.6)%
Adjusted EPS(A)	$0.88	$1.31	(32.8)%	$2.64	$4.38	(39.7)%
The Notes to the Financial Information are included as part of the Earnings Release.

11 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Three Months Ended December 31,			Year Ended December 31,
(In millions)	2020	2019	% Change	2020	2019	% Change
Adjusted profitability performance measures(A)(B)(C):
Gross Margin:
Catalysts Technologies	40.0%	43.0%	(3.0) pts	39.2%	42.8%	(3.6) pts
Materials Technologies	38.2%	35.1%	3.1 pts	33.6%	36.5%	(2.9) pts
Adjusted Gross Margin	39.5%	41.2%	(1.7) pts	37.7%	41.4%	(3.7) pts
Inventory write-offs and disposal costs	(0.2)%	—%	(0.2) pts	(1.2)%	(0.2)%	(1.0) pts
Pension in cost of goods sold	(0.8)%	(0.6)%	(0.2) pts	(0.9)%	(0.7)%	(0.2) pts
Total Grace	38.5%	40.6%	(2.1) pts	35.6%	40.5%	(4.9) pts
Adjusted EBIT:
Catalysts Technologies	$88.8	$133.8	(33.6)%	$309.6	$466.4	(33.6)%
Materials Technologies	29.1	23.6	23.3%	85.0	97.8	(13.1)%
Corporate, pension, and other	(21.7)	(24.5)	11.4%	(82.4)	(91.1)	9.5%
Total Grace	$96.2	$132.9	(27.6)%	$312.2	$473.1	(34.0)%
Depreciation and amortization:
Catalysts Technologies depreciation and amortization	$22.5	$20.5	9.8%	$85.3	$81.9	4.2%
Depreciation and amortization included in equity in earnings of unconsolidated affiliate	1.4	0.1	NM	3.3	0.5	NM
Catalysts Technologies	23.9	20.6	16.0%	88.6	82.4	7.5%
Materials Technologies	4.3	3.5	22.9%	15.0	14.2	5.6%
Corporate	1.1	1.0	10.0%	4.7	4.2	11.9%
Adjusted Depreciation and Amortization	29.3	25.1	16.7%	108.3	100.8	7.4%
Depreciation and amortization included in equity in earnings of unconsolidated affiliate	(1.4)	(0.1)	NM	(3.3)	(0.5)	NM
Total Grace	$27.9	$25.0	11.6%	$105.0	$100.3	4.7%
Adjusted EBITDA:
Catalysts Technologies	$112.7	$154.4	(27.0)%	$398.2	$548.8	(27.4)%
Materials Technologies	33.4	27.1	23.2%	100.0	112.0	(10.7)%
Corporate, pension, and other	(20.6)	(23.5)	12.3%	(77.7)	(86.9)	10.6%
Total Grace	$125.5	$158.0	(20.6)%	$420.5	$573.9	(26.7)%
Adjusted EBIT margin:
Catalysts Technologies	25.5%	34.3%	(8.8) pts	24.4%	31.2%	(6.8) pts
Materials Technologies	24.0%	20.6%	3.4 pts	18.5%	21.2%	(2.7) pts
Total Grace	20.5%	26.3%	(5.8) pts	18.0%	24.2%	(6.2) pts
Net income margin	(9.3)%	(5.6)%	(3.7) pts	(0.1)%	6.5%	(6.6) pts
Adjusted EBITDA margin:
Catalysts Technologies	32.3%	39.6%	(7.3) pts	31.3%	36.7%	(5.4) pts
Materials Technologies	27.5%	23.6%	3.9 pts	21.8%	24.3%	(2.5) pts
Total Grace	26.7%	31.3%	(4.6) pts	24.3%	29.3%	(5.0) pts

The Notes to the Financial Information are included as part of the Earnings Release.

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W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited) (continued)

	Year Ended December 31,
(In millions)	2020	2019
Cash flow measure(A):
Net cash provided by (used for) operating activities	$349.6	$392.1
Capital expenditures	(155.5)	(194.1)
Free Cash Flow	194.1	198.0
Cash paid for legacy matters	21.0	19.3
Cash paid for repositioning	10.7	16.8
Cash paid for third-party acquisition-related costs	5.1	2.9
Cash paid for restructuring	3.1	10.2
Cash paid related to modification of debt	2.6	—
Other items	0.3	—
Adjusted Free Cash Flow	$236.9	$247.2

	Four Quarters Ended December 31,
(In millions)	2020	2019
Calculation of Adjusted EBIT Return On Invested Capital (trailing four quarters):
Net income (loss) attributable to W. R. Grace & Co. shareholders	$(1.8)	$126.3
Adjusted EBIT	312.2	473.1
Reconciliation to Adjusted Invested Capital:
Total equity	234.5	402.2
Debt	1,990.4	1,980.4
Underfunded and unfunded pension plans	649.0	519.8
Liabilities related to legacy matters	224.1	206.7
Cash, cash equivalents, and restricted cash	(306.2)	(282.9)
Net income tax assets	(555.3)	(501.6)
Other items	13.7	19.7
Adjusted Invested Capital	$2,250.2	$2,344.3

GAAP Return on Equity	(0.8)%	31.4%
Adjusted EBIT ROIC	13.9%	20.2%

The Notes to the Financial Information are included as part of the Earnings Release.

13 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Analysis of Operations (unaudited)

	Three Months Ended December 31,
	2020				2019
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted EPS				$(0.66)				$(0.42)
Pension MTM adjustment and other related costs, net	$94.6	$22.6	$72.0	1.09	$85.9	$24.0	$61.9	0.93
Restructuring and repositioning expenses	10.4	3.5	6.9	0.10	1.6	0.4	1.2	0.02
Costs related to legacy matters	3.3	0.2	3.1	0.05	51.4	11.1	40.3	0.60
Third-party acquisition-related costs	1.4	0.3	1.1	0.02	0.9	0.2	0.7	0.01
Inventory write-offs and disposal costs	0.9	(0.1)	1.0	0.02	—	—	—	—
Loss on early extinguishment of debt	—	(0.3)	0.3	—	—	—	—	—
Benefit plan adjustment	—	—	—	—	5.0	1.1	3.9	0.06
Discrete tax items		(17.0)	17.0	0.26		(8.4)	8.4	0.13
Income tax expense related to historical tax attributes(D)		—	—	—		1.4	(1.4)	(0.02)
Adjusted EPS(A)				$0.88				$1.31

	Year Ended December 31,
	2020				2019
(In millions, except per share amounts)	Pre- Tax	Tax Effect	After- Tax	Per Share	Pre- Tax	Tax Effect	After- Tax	Per Share
Diluted EPS				$(0.03)				$1.89
Pension MTM adjustment and other related costs, net	$94.6	$22.6	$72.0	1.09	$85.9	$24.0	$61.9	0.93
Loss on early extinguishment of debt	39.4	9.5	29.9	0.45	—	—	—	—
Costs related to legacy matters	39.4	9.5	29.9	0.45	103.5	25.2	78.3	1.17
Restructuring and repositioning expenses	36.9	8.7	28.2	0.43	13.7	3.0	10.7	0.16
Inventory write-offs	20.7	5.0	15.7	0.24	3.6	—	3.6	0.05
Third-party acquisition-related costs	5.2	1.3	3.9	0.06	3.6	0.9	2.7	0.04
Benefit plan adjustment	—	—	—	—	5.0	1.1	3.9	0.06
Discrete tax items		3.1	(3.1)	(0.05)		3.6	(3.6)	(0.05)
Income tax expense related to historical tax attributes(D)		—	—	—		(8.6)	8.6	0.13
Adjusted EPS(A)				$2.64				$4.38

The Notes to the Financial Information are included as part of the Earnings Release.

14 grace.com	Talent | Technology | Trust™

W. R. Grace & Co. and Subsidiaries
Notes to the Financial Information
(A)In the above, Grace presents financial information in accordance with U.S. generally accepted accounting principles (U.S. GAAP), as well as the non-GAAP financial information described below. Grace believes that this non-GAAP financial information provides useful supplemental information about the performance of its businesses, improves period-to-period comparability and provides clarity on the information management uses to evaluate the performance of its businesses. In the above charts, Grace has provided reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. These non-GAAP financial measures should not be considered as a substitute for financial measures calculated in accordance with U.S. GAAP, and the financial results calculated in accordance with U.S. GAAP and reconciliations from those results should be evaluated carefully. Grace defines these non-GAAP financial measures as follows:
•Adjusted EBIT means net income attributable to W. R. Grace & Co. shareholders adjusted for interest income and expense; income taxes; costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; gains and losses on modification or extinguishment of debt; the effects of these items on equity in earnings of unconsolidated affiliate; and certain other items that are not representative of underlying trends.
•Adjusted EBITDA means Adjusted EBIT adjusted for depreciation and amortization and depreciation and amortization included in equity in earnings of unconsolidated affiliate (collectively, Adjusted Depreciation and Amortization). Grace uses Adjusted EBITDA for its calculation of net leverage, a non-GAAP financial measure, which means Gross debt, less cash divided by Adjusted EBITDA.
•Adjusted EBIT Return on Invested Capital means Adjusted EBIT (on a trailing four quarters basis) divided by Adjusted Invested Capital, which means equity adjusted for debt; underfunded and unfunded defined benefit pension plans; liabilities related to legacy matters; cash, cash equivalents, and restricted cash; net income tax assets; and certain other assets and liabilities.
•Adjusted Gross Margin means gross margin adjusted for pension-related costs included in cost of goods sold, the amortization of acquired inventory fair value adjustment, and write-offs of inventory related to exits of businesses and product lines and significant manufacturing process changes.

•Adjusted EPS means diluted EPS adjusted for costs related to legacy matters; restructuring and repositioning expenses and asset impairments; pension costs other than service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits; gains and losses on sales and exits of businesses, product lines, and certain other investments; third-party acquisition-related costs and the amortization of acquired inventory fair value adjustment; gains and losses on modification or extinguishment of debt; certain other items that are not representative of underlying trends; and certain discrete tax items and income tax expense related to historical tax attributes.
•Adjusted Free Cash Flow means net cash provided by or used for operating activities minus capital expenditures plus cash flows related to legacy matters; cash paid for restructuring and repositioning; capital expenditures related to repositioning; cash paid for third-party acquisition-related costs; cash flows related to debt modification; accelerated payments under defined benefit pension arrangements; and certain other items that are not representative of underlying trends.
•The change in net sales on a constant currency basis, which we sometimes refer to as "Net Sales, constant currency," means the period-over-period change in net sales calculated using the foreign currency exchange rates that were in effect during the previous comparable period.
•Organic sales growth means the period-over-period change in net sales excluding the sales growth attributable to acquisitions.
“Legacy matters” include legacy (i) product, (ii) environmental, and (iii) other liabilities, relating to past activities of Grace.
In the 2020 first quarter, the definition of Adjusted EBIT was modified to adjust for the effects of interest and taxes on equity in earnings of unconsolidated affiliate. The definition of Adjusted EBITDA was modified to adjust for the effects of depreciation and amortization on equity in earnings of unconsolidated affiliate. We made these changes to provide clarity about the impacts of these items on our equity in earnings of unconsolidated affiliate and to improve consistency in our application of non-GAAP financial measures. Previously reported amounts were revised to conform to the current presentation.

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Adjusted EBIT, Adjusted EBITDA (and net leverage based upon Adjusted EBITDA), Adjusted EBIT Return on Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income or liquidity measures as defined under U.S. GAAP, and should not be considered as alternatives to such measures as an indicator of Grace's performance or liquidity.
Grace uses Adjusted EBIT as a performance measure in significant business decisions and in determining certain incentive compensation. Grace uses Adjusted EBIT as a performance measure because it provides improved period-to-period comparability for decision making and compensation purposes, and because it better measures the ongoing earnings results of its strategic and operating decisions by excluding the earnings effects of legacy matters; restructuring and repositioning activities; certain acquisition-related items; and certain other items that are not representative of underlying trends.
Grace uses Adjusted EBITDA, Adjusted EBIT Return on Invested Capital, Adjusted Gross Margin, and Adjusted EPS as performance measures and may use these measures in determining certain incentive compensation. Grace uses Adjusted EBITDA in its calculation of net leverage. Grace uses Adjusted EBIT Return on Invested Capital in making operating and investment decisions and in balancing the growth and profitability of operations. Grace uses the change in net sales on a constant currency basis as a performance measure to compare current period financial performance to historical financial performance by excluding the impact of foreign currency exchange rate fluctuations that are not representative of underlying business trends and are largely outside of its control. Grace uses Organic sales growth to measure its businesses' sales performance, excluding the impacts of acquisitions.
Grace uses Adjusted Free Cash Flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to invest in its businesses, and to provide a return of capital to shareholders. Grace also uses Adjusted Free Cash Flow as a performance measure in determining certain incentive compensation.
Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Return on Invested Capital, Adjusted Gross Margin, Adjusted EPS, Adjusted Free Cash Flow, Net Sales, constant currency, and Organic sales growth do not purport to represent income measures as defined under U.S. GAAP, and should not be used as alternatives to such measures as an indicator of Grace’s performance. These measures are provided to investors and others to improve the period-to-period comparability and peer-to-peer comparability of Grace’s financial results, and to ensure that investors and others understand the information Grace uses to evaluate the performance of its businesses. They distinguish the operating results of Grace's current business base from the costs of Grace's legacy matters; restructuring and repositioning activities; and certain other items. These measures may have material limitations due to the exclusion or inclusion of amounts that are included or excluded, respectively, in the most directly comparable measures calculated and presented in accordance with U.S. GAAP and thus investors and others should review carefully the financial results calculated in accordance with U.S. GAAP.
Adjusted EBIT has material limitations as an operating performance measure because it excludes costs related to legacy matters, and may exclude income and expenses from restructuring, repositioning, and other activities, which historically have been material components of Grace’s net income. Adjusted EBITDA also has material limitations as an operating performance measure because it excludes the impact of depreciation and amortization expense. Grace’s business is substantially dependent on the successful deployment of capital, and depreciation and amortization expense is a necessary element of our costs. Grace compensates for the limitations of these measurements by using these indicators together with net income as measured under U.S. GAAP to present a complete analysis of our results of operations. Adjusted EBIT and Adjusted EBITDA should be evaluated together with net income and net income attributable to Grace shareholders, measured under U.S. GAAP, for a complete understanding of Grace’s results of operations.
Grace is unable without unreasonable efforts to estimate the annual mark-to-market pension adjustment or future net income or diluted EPS. Without the availability of this significant information, Grace is unable to provide reconciliations for certain forward-looking information set forth in the Outlook, above.
(B)Grace's segment operating income includes only Grace's share of income from consolidated and unconsolidated joint ventures.
(C)Certain pension costs include only ongoing costs recognized quarterly, which include service and interest costs, expected returns on plan assets, and amortization of prior service costs/credits. Catalysts Technologies and Materials Technologies segment operating income and corporate costs do not include any amounts for pension expense. Other pension related costs including annual mark-to-market adjustments and actuarial gains and losses are excluded from Adjusted EBIT. These amounts are not used by management to evaluate the performance of Grace's businesses and significantly affect the peer-to-peer and period-to-period comparability of our financial results. Mark-to-market adjustments and actuarial gains and losses relate primarily to changes in financial market values and actuarial assumptions and are not directly related to the operation of Grace's businesses.

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(D)Grace's historical tax attribute carryforwards (net operating losses and tax credits) unfavorably affected its tax expense with respect to certain provisions of the Tax Cuts and Jobs Act of 2017. To normalize the effective tax rate, an adjustment was made to eliminate the tax expense impact associated with the historical tax attributes.
NM - Not Meaningful

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